Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

MOODY’S CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(o)	$75,000,000.00	100%	$75,000,000.00	0.0001381	$10,357.50
Total Offering Amounts					$75,000,000.00		$10,357.50
Total Fee Offsets							—
Net Fee Due							$10,357.50
(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement on Form S-8 also includes additional shares of Moody’s Corporation common stock, par value $0.01 per share, in respect of the securities identified in the above table that may become issuable through the Profit Participation Plan of Moody’s Corporation (amended and restated as of January 1, 2020), as the same may be further amended, as a result of any stock dividend, stock split, recapitalization or other similar transactions.